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                     March 10, 2021

       John Morberg
       Chief Financial Officer
       Landec Corporation
       2811 Airpark Drive
       Santa Maria, California 93455

                                                        Re: Landec Corporation
                                                            Form 10-K for the
Fiscal Year Ended May 31, 2020
                                                            Filed August 14,
2020
                                                            Form 8-K filed on
January 6, 2021
                                                            File No. 000-27446

       Dear Mr. Morberg:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing